EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2007 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Virginia Financial Group, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Virginia Financial Group, Inc. on Registration Statements on Form S-8 (File No. 333-83410, effective on February 26, 2002) and Form S-4 (File No. 333-69216, effective on December 3, 2001).

GRANT THORNTON LLP

Raleigh, North Carolina

March 2, 2007